Meeder Funds
Investment Advisory Agreement

This Amended and Restated Investment Advisory Agreement (“Agreement”) is effective September 30, 2017 by and between Meeder Funds (“Trust”), a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, and Meeder Asset Management, Inc. (“Adviser”), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as an open-end investment company authorized to issue shares of beneficial interest (“Shares”) in separate series (“Funds”), each of which may be further divided into separate classes of shares (“Classes”); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is principally engaged in the business of rendering investment advisory services; and

WHEREAS, the Trust by and through its Board of Trustees (“Board of Trustees”) wishes to appoint Adviser to render investment advisory services to the Funds; and

WHEREAS, the parties wish to amend and restate in their entirety all prior agreements between the Trust and Adviser.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Appointment. The Trust hereby appoints Adviser to act as the investment adviser and manager of the Funds upon the terms and conditions set forth herein. Adviser accepts such appointment and agrees to furnish services set forth herein for the compensation provided for.

2. Investment Management Services. Adviser shall act as investment adviser and manager with respect to each of the Funds in the Trust.

(a)
Adviser shall regularly provide the Funds with investment research, advice and supervision and shall furnish continuously an investment program for the Funds consistent with the respective investment objectives and policies of each Fund. Adviser shall determine what securities shall be purchased for the Funds, what securities shall be held or sold by the Funds and what portion of the Funds’ assets shall be held in cash.

(b)
To carry out such obligations, Adviser shall exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds themselves might or could do with respect to purchases, sales or other transactions and do all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(c)
No reference in this Agreement to the discretionary authority of Adviser shall in any way limit the right of the Board of Trustees, in its sole discretion, to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to supervise and control the overall management of a Fund at any time.

3. Sub-Advisers. Adviser shall have the authority to select and retain sub-advisers, including an affiliated person (as defined under the 1940 Act) of Adviser, for each of the Funds to perform some or all of the services for which Adviser is responsible pursuant to this Agreement.

(a)
Adviser shall supervise the activities of the sub-adviser and the retention of a sub-adviser by Adviser shall not relieve Adviser of its responsibilities under this Agreement. Any such sub-adviser shall be registered as an investment adviser in good standing and capable of performing its sub-advisory duties. Adviser will compensate the sub-adviser for its services to the Funds.

(b)
The retention of any sub-adviser shall be approved in advance by the Board of Trustees. Any agreement between the Adviser and a sub-adviser shall remain in full force and effect continually thereafter so long as such continuation is specifically approved at least annually by a vote of a majority of the disinterested trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities of the Fund. Each such agreement shall also provide for its automatic termination upon assignment. Adviser will review, monitor and report to the Board of Trustees regarding the performance and investment procedures of any sub-adviser. In the event that the services of any sub-adviser are terminated, Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a sub-adviser and without further approval by the Board of Trustees.

4. Fund Portfolio Compliance. In carrying out its responsibilities under this Agreement, Adviser shall comply with all applicable requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act and other applicable laws, rules, regulations, and orders that relate to the services provided herein. In selecting each Fund’s portfolio securities and performing Adviser’s obligations hereunder, Adviser shall also cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code.

5. Adviser Compliance Program. Adviser shall comply with the Trust’s policies and procedures, as they are amended from time to time. Adviser shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws as defined in Rule 38a-1 under the 1940 Act with respect to the services provided, and shall provide the Trust with copies of such policies and a certification to that effect no less often than annually and as reasonably requested by the Trust. Adviser shall notify the Trust of any exam, regulatory complaint or notice of investigation by any securities regulator or self-regulatory organization concerning the business of the Trust or Adviser.

6. Proxy Voting. The Board of Trustees has delegated the authority and responsibility to vote proxies for each Fund’s securities to Adviser. Adviser shall carry out such responsibility in accordance with any instructions of the Board of Trustees and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. Adviser shall provide periodic reports and keep records relating to proxy voting as the Board of Trustees may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable laws. Any such delegation of proxy voting responsibility to Adviser may be revoked or modified by the Board of Trustees at any time. Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s sub-advisers and may retain such services that Adviser may deem appropriate to assist with its obligations.

7. Books and Records. Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by Adviser as required by Rule 31a-1 under the 1940 Act and shall preserve such records for the periods and in a manner prescribed therefor by Rule 31a-2 under the 1940 Act. The books and records maintained by Adviser are the property of the Trust. Adviser shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. Adviser shall assist the Trust in any requested review of the Trust’s accounts, records and reports that may be made by auditors or regulatory bodies.

8. Code of Ethics. The Trust has adopted a written Code of Ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act. Under that Code, neither the Adviser nor any Officer or Director thereof shall take a short position in any interests of the Fund or otherwise purchase such interests for any purpose other than that of investment. Adviser shall ensure that its Access Persons as defined in the Code of Ethics comply in all material respects with the Code of Ethics. Upon request, Adviser shall provide the Board of Trustees with a certification that it has adopted procedures reasonably necessary to implement the Code of Ethics and prevent Access Persons from engaging in any conduct prohibited by the Code of Ethics. Annually, Adviser shall furnish to the Board of Trustees written report, which complies with the requirements of Rule 17j-1, concerning Adviser’s Code of Ethics. Adviser shall immediately notify the Board of Trustees of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

9. Brokerage.

(a)
Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither Adviser nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)
Affiliated Brokers. In connection with purchases or sales of securities for the account of a Fund, neither Adviser nor any affiliates will act as a broker, nor receive brokerage commissions, fees or other remuneration for brokerage services.

(c)
Aggregated Transactions. On occasions when Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of Adviser, Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, Adviser will allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

(d)
Placement of Orders. In connection with the investment and reinvestment of the assets of each Fund, Adviser is authorized to select the brokers, dealers or futures commission merchants that will execute purchase and sale transactions for each Fund and to execute for each Fund as its agent and attorney-in-fact agreements and other documentation in connection with opening trading accounts for that purpose, which agreements may contain terms directing brokerage to specific firms in exchange for services provided to the Funds. Adviser shall use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of securities for each Fund. Adviser may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of each Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. Such records shall be made available to the Trust upon request.

In evaluating the ability of a broker-dealer to provide best execution with respect to a particular transaction, Adviser may also consider the brokerage and research services provided. Consistent with any guidelines established by the Board of Trustees and Section 28(e) of the 1934 Act, Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of Adviser.

10. Reports. Adviser shall furnish the Board of Trustees with regular reports concerning transactions, holdings and performance of each Fund in such form as may be mutually agreed upon and as may be reasonably necessary to allow the Trust to carry out its oversight obligations.

11. Business Interruption Plan. Adviser, by and through its affiliated companies, shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.

12. Data Protection and Cybersecurity. Adviser, by and through its affiliated companies, shall maintain and implement an information security program reasonably designed to safeguard the personal information of the Funds’ shareholders that Adviser receives, stores, maintains or processes in connection with the provision of services under this Agreement. The program will include written policies and procedures, systems and training relating to identity theft, fraud, data protection, business continuity and disruptions of service.

13. Custody. Adviser will not assume physical custody or possession of cash, securities or other investments of the Funds and the assets of the Funds shall be maintained in the custody of the custodian selected by the Trust.

14. Fees and Expenses. In exchange for the services performed under this Agreement, the Trust shall pay the following fees and expenses.

(a)	Fees. The Trust shall pay Adviser fees as set forth in Schedule A.

(b)
Expenses of Adviser. Adviser shall pay the entire salaries and wages of such officers and employees it may engage to carry out services under this Agreement; provide or pay for necessary office space, equipment, supplies, utility services and other ordinary office expenses; pay fees for supplementary advisory and research services performed for Adviser; and pay the salaries and compensation for trustees and officers of the Trust who are officers, employees or affiliated persons of Adviser.

(c)
Expenses of Trust. The Trust shall separately bear the following expenses: (i) compensation paid to disinterested trustees not associated with Adviser or its affiliates; (ii) expenses for independent or outside legal counsel for the Trust or its trustees; (iii) compensation paid for the Funds’ chief compliance officer; (iv) expenses reasonably incurred by the disinterested trustees, legal counsel or chief compliance officer for education, travel or otherwise in connection with their service on behalf of the Trust; (v) the allocable portion of membership dues for organizations in which the Funds, trustees, independent legal counsel or chief compliance officer are members; (vi) printing and delivery of materials in connection with meetings of the Funds’ trustees; (vii) fees and expenses of the Funds' independent auditors; (viii) insurance and fidelity bond premiums allocable to the Trust, the Funds or the trustees; (ix) fees and expenses of the Funds’ custodian; (x) transfer agency fees and expenses; (xi) administration and accounting expenses; (xii) brokerage expenses; (xiii) expenses relating to the offering, issuance, registration and qualification of Shares of the Funds; (xiv) fees and expenses of preparing, printing and mailing reports, notices, and proxy statements to investors and governmental regulators; (xv) securities pricing data and expenses in connection with electronic filings with the U.S. Securities & Exchange Commission (“SEC”); (xvi) additional expenses incurred by the Adviser in connection with any audit of the funds outside of a normal and periodic review; (xvii) governmental fees, charges or taxes; (xviii) interest; and (xix) any other out of pocket expense incurred by the Funds at the direction or approval of the disinterested trustees and outside the normal and customary duties of Adviser.

15. Confidential Information. Adviser shall comply with all laws, rules and regulations relating to the privacy, confidentiality and the handling of personal financial information acquired in connection with this Agreement, including but not limited to the Graham-Leach-Bliley Act, SEC Regulation S-P and any other applicable state or federal privacy laws. Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds or its current and former shareholders. Information regarding individuals that is acquired by Adviser in connection with the performance of this Agreement shall be protected under Regulation S-P of the Gramm-Leach-Bliley Act. Adviser will keep such information confidential in accordance with the terms of its Privacy Policy and will not disclose any such information except as permitted by law.

16. Right to Use of Names. The names “Meeder,” “Meeder Funds,” “Muirfield Fund” and all reasonable derivations of those names and all rights to use the names belong to Adviser and its affiliates, and Adviser and its affiliates have the right to license such names to the Trust and the Funds. Adviser has granted the Trust a non-exclusive license to use the names as part of the name of the Trust and the name of Funds offered by the Trust. In the event that Adviser or one of its affiliates is not appointed as investment adviser of the Trust, the non-exclusive license granted herein may be revoked by Adviser and the Trust shall cease to use the name as part of its name or the name of any Fund unless otherwise consented to by Adviser or its affiliates.

17. Fund Disclosure Documents. Adviser shall review and approve the Funds Registration Statement, and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, the prospectus and the statement of additional information to ensure that information relating to Adviser and the manner in which Adviser manages the Funds is complete and accurate.

18. Proprietary Information. Databases, computer programs and other intellectual property furnished by Adviser in carrying out its duties under this Agreement may constitute copyrighted, trade secret, or other proprietary information (“Proprietary Information”) of substantial value to Adviser or a third-party vendor. In no event shall Proprietary Information be deemed information belonging to shareholders of the Funds or the Trust. The Trust agrees to treat all Proprietary Information as proprietary to Adviser and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

19. Reliance. Adviser may rely upon the directions of the Trust and its Board of Trustees and upon statements of the Trusts’ accountants, attorneys and other persons believed by it in good faith to be expert in matters upon which they are consulted, and Adviser shall not be liable for any actions taken in good faith upon such statements.

20. Non-Exclusivity. The services of Adviser to the Trust are not to be deemed to be exclusive and Adviser and its affiliates may act as investment adviser or provide investment management services for other investment companies, entities or individuals, or engage in business unrelated to investment advisory services, provided the performance of such services and the transaction of such business does not impair Adviser’s performance of this Agreement.

21. Representations of Adviser. Adviser represents and warrants to the Trust that:

(a)	It is a corporation duly organized and existing in good standing under the laws of Ohio;

(b)	It is duly registered as an investment adviser under Advisers Act and will remain so registered for the duration of this Agreement;

(c)	It is duly qualified to perform the duties under this Agreement and has access to facilities, personnel and equipment necessary to perform those tasks; and

(d)	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

22. Representations of the Trust. The Trust represents and warrants to Adviser that:

(a)	It is a business trust duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts;

(b)	It is registered under the 1940 Act as an open-end management investment company;

(c)
It has filed a registration statement under the Securities Act that is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale; and

(d)	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

23. Indemnification.

(a)
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of Adviser, Adviser shall not be subject to liability to the Trust, a Fund or to any shareholder of a Fund for any act or omission in the course of rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by a Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith and nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law.

(b)
Adviser shall indemnify and hold harmless the Trust from and against any and all claims, losses, liabilities or damages (including reasonable attorneys fees and other related expenses) resulting from Adviser’s willful misfeasance, bad faith or gross negligence in connection with the performance of Adviser’s obligations under this Agreement, or from Adviser’s reckless disregard of its obligations and duties under this Agreement; provided, however, that Adviser’s obligation to indemnify the Trust shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by Adviser, is caused by or is otherwise directly related to the Trusts own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(c)
The Trust shall indemnify and hold harmless Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys fees and other related expenses) resulting from the Trust’s willful misfeasance, bad faith or gross negligence in connection with the performance of Adviser’s obligations under this Agreement, or from the Trust’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Trust’s obligation to indemnify Adviser shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by Adviser, is caused by or is otherwise directly related to Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

24. Term. This Agreement shall become effective upon its execution and remain in full force and effect continually thereafter so long as such continuation is specifically approved at least annually by a vote of a majority of the disinterested trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities of the Fund. The Agreement shall also terminate automatically upon its assignment.

25. Termination. This Agreement may be terminated by either party hereto, without payment of penalty, upon 60 days written notice to the other party, provided that in the case of termination by the Trust such action shall have been authorized by a resolution of the Trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Funds. The Agreement shall also terminate automatically upon its assignment.

26. Assignment. This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the written consent of the other party.

27. New Funds or Classes of Shares. This Agreement covers all Funds and Classes of Shares offered by the Trust and the Trust shall have the right, upon reasonable notice to Adviser, to add, consolidate or remove Funds and Classes of Shares from those subject to this Agreement without amendment upon terms and conditions not different from those previously approved by the parties.

28. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to said Act. Specifically, the terms "vote by a majority of the outstanding voting securities", "annually", "interested person", "assignment", and "affiliated person", as used herein, shall have the meanings assigned to them by the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

29. Amendment. Immaterial amendments to this Agreement consistent with the SEC’s interpretation of Section 15 of the 1940 Act may be made by written agreement executed by both parties.

30. Governing Law. The laws of the State of Ohio shall govern this Agreement without giving effect to the principles of conflicts of laws.

31. Severability. If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

32. Waiver. Neither a party’s failure to insist at any time on strict compliance with this Agreement, nor the continued course of such conduct on its part, will constitute or be considered a waiver by the party of any of its rights or privileges.

33. Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto with respect to the obligations arising hereunder and terminates any prior agreements, representations, warranties or communications, whether oral or written between the parties relating to the subject matter hereof.

34. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

35. Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the parties.
Meeder Funds	Meeder Asset Management
Robert S. Meeder, Jr.	Adam Ness
BY: (PRINTED)	BY: (PRINTED

President	Chief Financial Officer
TITLE	TITLE

/S/ Robert S. Meeder, Jr	/s/ Adam Ness
SIGNATURE	SIGNATURE

September 21, 2017	September 21, 2017
DATE	DATE

SCHEDULE A
FEES AND EXPENSES

The Fund shall pay Adviser a fee, based on the value of the net assets of the fund determined in accordance with the Trust’s Declaration of Trust, accrued daily and billed monthly, based on the average daily net assets of each Fund, as follows:

	First $50 million	Next $50 million	Next $100 Million	Over $200 million
Muirfield	1.00%	0.75%	0.60%	0.60%
Quantex	1.00%	0.75%	0.60%	0.60%
Infrastructure	1.00%	0.75%	0.60%	0.60%
Dynamic	0.75%	0.75%	0.75%	0.60%
Aggressive	0.75%	0.75%	0.75%	0.60%
Balanced	0.75%	0.75%	0.75%	0.60%
Global	0.75%	0.75%	0.75%	0.60%
Spectrum	0.75%	0.75%	0.75%	0.60%
Dividend	0.75%	0.75%	0.75%	0.60%
Bond	0.40%	0.40%	0.20%	0.20%
Prime Money Market	0.40%	0.40%	0.25%	0.25%
Inst. Money Market	0.40%	0.40%	0.25%	0.25%

EXPENSES

All eligible out-of-pocket expenses under the Agreement shall be separately charged.

Schedule A